EXHIBIT 10.39

Named Executive Officer Compensation Information – 2013 Salaries and Target Bonus Percentages

The table below provides information regarding the annual base salaries and target bonus percentages for the Company’s 2012 named executive officers currently employed by the Company for the 2013 performance period:

Named Executive Officer	2013 Annual Base Salary	2013 Target Bonus Percentage (1)
Ronald W. Barrett, PhD Chief Executive Officer	$500,000	90%
William G. Harris Senior Vice President of Finance and Chief Financial Officer	$369,195	40%
Vincent J. Angotti Executive Vice President, Chief Operating Officer	$426,409	60%
Kenneth C. Cundy, PhD Chief Scientific Officer	$371,501	40%
David R. Savello, PhD Senior Vice President of Development Operations	$367,931	40%

(1)	Represents a percentage of 2013 annual base salary pursuant to the terms and conditions of the XenoPort, Inc. Corporate Bonus Plan.